                                                                     Exhibit 3.6
                                                                    Confidential

                        INTERACTIVE MARKETING AGREEMENT
                        -------------------------------

     This Interactive Marketing Agreement (the "Agreement"), dated as of November 1, 1997 (the "Effective Date"), is between America Online, Inc. ("AOL"), a Delaware corporation, with offices at 22000 AOL Way, Dulles, Virginia 20166, and Internet Liquidators International, Inc. ("IL") a corporation, with offices at 5915 Airport Road, Suite 330, Mississauga, Ontario L4V 1T1. AOL and IL may be referred to individually as a "Party" and collectively as "Parties."

                                  INTRODUCTION
                                  ------------

     AOL and IL each desires to modify its current contractual relationship, as set forth in the Auction Services Agreement between the parties dated February 21, 1997 (the "Prior Agreement"), to establish an interactive marketing relationship whereby AOL will promote and distribute an interactive site referred to (and further defined) herein as the Affiliated IL Site. This relationship is further described below and is subject to the terms and conditions set forth in this Agreement. Certain portions of the Prior Agreement are incorporated herein by reference; the remaining portions are terminated pursuant to the terms hereof. Defined terms used but not defined in the body of the Agreement will be as defined on Exhibit A attached hereto. Depending on the form in which the Affiliated IL Site is made available for distribution through the AOL Network, the Affiliated IL Site is referred to (and further defined in each case) herein as one of the following: a Linked IL Site (i.e., if the Affiliated IL Site promoted and distributed hereunder is a generally available IL Interactive Site), a Customized IL Site (i.e., if the Affiliated IL Site is a version of IL's Interactive Site that is customized for AOL Members) or a Rainman IL Site (i.e., if the Affiliated IL Site is an online area on the AOL Service that is created using AOL's proprietary "Rainman" technology). The first twelve-month period following the Effective Date is referred to herein as "Year One" and the second twelve-month period is "Year Two."

                                     TERMS
                                     -----

1.  PROMOTION, DISTRIBUTION AND MARKETING.
--  -------------------------------------

    1.1.  AOL Promotion of Affiliated IL Site. AOL will provide IL with the
    ----  -----------------------------------
          online promotions for the Affiliated IL Site which are listed on the "Initial Promotional Plan" attached hereto as Exhibit H (the "Promotions"). Subject to IL's reasonable approval, AOL will have the right to fulfill its promotional commitments with respect to any of the foregoing by providing IL mutually agreeable comparable promotional placements in alternative areas of the AOL Network. In addition, if AOL is unable to deliver any particular Promotion, AOL will work with IL to provide IL, as its sole remedy, a mutually agreeable comparable promotional placement. AOL reserves the right to redesign or modify the organization, structure, "look and feel," navigation and other elements of the AOL Service at any time. In the event such modifications materially and adversely affect any specific Promotion, AOL will work with IL to provide IL, as its sole remedy, a mutually agreeable comparable promotional placement. The Parties will meet quarterly to review the Initial Promotional Plan, and, if requested by IL, to mutually agree upon reallocation of certain Impressions within the promotional areas listed in Exhibit H (each, a "Promotional Area") and within new areas created by AOL (so long as AOL provides IL with reasonable prior notice of such new areas). The new placements will be provided based on AOL's then-current advertising rate card and will have total value equal to (a) the number of Impressions to be reallocated divided by [Confidential Information filed separately with the SEC] Impressions times (b) [Confidential Information filed separately with the SEC]. Reallocations pursuant to the foregoing will be subject to Impressions availability, and the cumulative number of reallocated Impressions in any year will not exceed [Confidential Information filed separately with the SEC] of the number of Impressions owed to IL for the remainder of such year.

                                                                    Confidential

    1.2.  Impressions.  The online promotions AOL provides pursuant to Section
    ----  ------------
          1.1 will result in the annual numbers of Impressions indicated for the Promotional Areas identified on Exhibit H. AOL will determine placement of these promotions in its reasonable editorial discretion. AOL will not be obligated to provide in excess of any of the foregoing target amounts of Impressions in any year. Any shortfall in Impressions at the end of a year will not be deemed a breach of the Agreement by AOL; such shortfall will be added to the Impressions target for the subsequent year. In the event there is a shortfall in the total number of Impressions across all promotional areas as of the end of the Term (a "Final Shortfall"), AOL will provide IL with one of the following, chosen by AOL in its sole discretion: (i) AOL will provide mutually agreeable promotional placements in Promotional Areas until such time as AOL has "made good" on the Final Shortfall, or (ii) AOL will provide advertising placements in mutually agreed upon areas of the AOL Network with a total value, based on AOL's then-current advertising rate card, equal to (a) the Impressions shortfall divided by [Confidential Information filed separately with the SEC] Impressions times (b) [Confidential Information filed separately with the SEC]. In the event there is a windfall in Impressions in any year, AOL's Impressions target for the subsequent year will be reduced by the amount of such windfall; provided that if AOL exceeds the Impressions target for any year by more than [Confidential Information filed separately with the SEC], the Parties will discuss in good faith an increase in the Gross Margin payable to AOL for such year. In the event that (a) during Year One, cumulative Total Revenues (as defined in Section 3.2) for such year exceed [Confidential Information filed separately with the SEC], or (b) during Year Two, cumulative Total Revenues for such year exceed [Confidential Information filed separately with the SEC], AOL's entire Impressions commitment for the remainder of the Term will be deemed satisfied; provided that AOL will continue to provide promotional placement in the Promotional Areas identified in Exhibit H as "Continuous Placements."

    1.3.  Content of Promotions. The specific IL Content (e.g., IL's logo) to be
    ----  ----------------------
          contained within the Promotions will be determined by IL, subject to
          Section 2.4, AOL technical limitations and AOL's then generally applicable policies relating to advertising and promotions (with changes to such policies provided to IL with notice as generally provided to other parties subject to such policies). Except to the extent described herein, the specific form, placement, duration and nature of the Promotions will be as determined by AOL in its reasonable editorial discretion (consistent with the editorial composition of the applicable screens).

    1.4.  IL Promotion of Affiliated IL Site and AOL.  As set forth in fuller
    ----  -------------------------------------------
          detail in Exhibit B, IL will promote AOL as its preferred Interactive Service and will promote the availability of the Affiliated IL Site through the AOL Network. IL will not promote, market or distribute an Interactive Service; provided that IL will not be deemed in breach of the foregoing sentence (a) as a result of IL's performance of its obligations pursuant to existing contracts with GTE and Bell Sympatico (the "Excluded Obligations") or (b) solely by reason of IL's entering into a licensing agreement with another Interactive Service. IL represents and warrants that the Excluded Obligations are not inconsistent with the obligations owed to AOL pursuant to this Section 1.4, Section 2.8 or Section 2.11 and that IL's performance of the Excluded Obligations will not materially diminish the value to AOL of this Section 1.4, Section 2.8 or Section 2.11.

    1.5.  Option to Host AOL Auction Service.  Article Three of the Prior
    ----  -----------------------------------
          Agreement (and any other provision of the Prior Agreement necessary to the performance of any obligation of Article Three) is hereby incorporated by reference into the Agreement.

2.  AFFILIATED IL SITE.
--  ------------------

                                                                    Confidential

    2.1.  Content.  IL will make available through the Affiliated IL Site the
    ----  --------
          offering of Products and other Content described on Exhibit C. IL will review, delete, edit, create, update and otherwise manage all Content available on or through the Affiliated IL Site in accordance with the terms of this Agreement. IL will ensure that the Affiliated IL Site does not in any respect promote, advertise, market or distribute the products, services or content of any Interactive Service.

    2.2.  General Sales Restrictions.  Except as provided in this Section 2.2
    ----  ---------------------------
          and Section 2.3, IL will be entitled to sell only consumer retail-oriented Products through the Affiliated IL Site and only through the format of an Online Auction ("Auction Sales"). Notwithstanding the foregoing, IL will be entitled to create a non-prominent, below-the-fold link to a limited sub-area, accessible only to a limited number of pre-qualified users possessing special IL passcodes, in which IL will conduct business-oriented Online Auctions (including business-to-business sales) (the "Business-to-Business Area"); provided that IL will not use any of the promotional placements provided hereunder or any other space on the Affiliated IL Site or the AOL Network to promote, market or advertise the Business-to-Business Area. Any changes or modifications to the consumer retail-oriented focus of the Affiliated IL Site or any material alteration to the Online Auction format (e.g., use of member-to-member auctions or fee-based membership clubs) will be subject to AOL's prior written approval. In addition, in no event will IL promote, market, distribute, sell or otherwise offer or provide through the Affiliated IL Site (or links therefrom) (other than through the Business-to-Business Area of the Affiliated IL
          Site) Products from any of the following categories: (a) floral or plant products, (b) long distance telecommunications products or services, (c) automobiles or other vehicles (or related buying services) ("Auto Sales") or (d) books (or book-related products such as audio-books) ("Book Sales"). The limitations in the foregoing sentence are referred to herein as the "General Sales Restrictions." In consideration of IL's agreement above with respect to Auto Sales, AOL agrees to take reasonable efforts to facilitate discussions between IL and AOL's primary automobile buying service providers so that IL may offer to license its Online Auction technology to such providers. Notwithstanding the restriction above on Book Sales, IL will be entitled to sell rare used books (i.e., books previously possessed by a consumer) in print form through the Affiliated IL Site, so long as IL does not offer more than 250 titles at any one time. AOL will be entitled to add to the list of categories subject to the General Sales Restrictions upon 30 days written notice to IL; provided that (a) IL is not then generating material revenues in the category AOL wishes to add and (b) either (i) the category is not listed as an "Auction Products" in Exhibit C or (ii) IL has no firm, written commitments or plans to offer such category within thirty (30) days following the date of such notice.

    2.3.  Direct Sales.  Subject to the General Sales Restrictions and Section
    ----  -------------
          2.4, IL will be entitled to sell directly to AOL Users through the Affiliated IL Site (i.e., through a non-Online Auction format on the Affiliated IL Site) any of the "Direct Sales Products" listed on Exhibit C, so long as (a) such sales ("Direct Sales") do not constitute more than [Confidential Information filed separately with the SEC] of the Transaction Revenues generated through the Affiliated IL Site in any quarter and (b) Direct Sales in any category do not constitute [Confidential Information filed separately with the SEC] of the Transaction Revenues generated through the Affiliated IL Site in any quarter; provided that, subject to the General Sales Restrictions, IL will be entitled to sell such Direct Sales Products to AOL Users through "offline" means (e.g., direct mail) and email, subject to the terms and conditions of this Agreement (including, without limitation, Section 2.4 below and paragraphs 10, 11 and 12 of Exhibit G). Any additions to the list of Direct Sales will be subject to AOL's prior written approval. Solely for purposes of the foregoing sentence, any Transaction Revenues generated through (a) an "offline" means (e.g., direct mail but excluding email or any online fulfillment) ("Offline Revenues"), (b) certain mutually identified Special Offers created pursuant to Section 2.10 or (c) the

                                                                    Confidential

          Interactive Site owned and operated by Recording Artists Against Drunk Driving (the "RAADD Site" and "RAADD Revenues") will be excluded from the calculation of Transaction Revenues; provided that IL will not promote, market or advertise the RAADD Site's availability on or through the Affiliated IL Site; provided that IL may provide a non-prominent link to such site within the Affiliated IL Site. Offline Revenues will be included in the calculation of Gross Margin and Transaction Revenues in every other instance pursuant to the Agreement, but RAADD Revenues will not be so included; provided that if RAADD Revenues constitute more than [Confidential Information filed separately with the SEC] of the Transaction Revenues generated through the Affiliated IL Site in any quarter, such revenues will be so included, except that the Parties will negotiate in good faith whether IL will pay AOL compensation relating to such revenues and the appropriate amount of such compensation; provided, further, that if RAADD Revenues constitute more than[Confidential Information filed separately with the SEC] of the Transaction Revenues generated through the Affiliated IL Site in any quarter, the Parties will negotiate in good faith only the appropriate amount of compensation due to AOL.

    2.4.  Promotional Limitations.  Subject to the General Sales Restrictions,
    ----  ------------------------
          IL will be entitled to promote, market and advertise its Products using the promotional placements identified on Exhibit H and any additional advertising placements on the AOL Service and/or AOL.com purchased by IL under separate agreement with AOL, subject to the following: (i) absent AOL's prior written approval, IL will not promote, market or distribute any Products other than those listed as "Auction Products" listed on Exhibit C (or those otherwise allowed pursuant to Section 2.2); (ii) all promotion, marketing and advertising for Auction Sales will indicate that the Products are being offered in an Online Auction format, (iii) all promotion, marketing and advertising on the AOL Network for Direct Sales will be subject to AOL's prior written approval; and (iv) IL will not promote, market or advertise Direct Sales within the Affiliated IL Site on any screen that is directly linked to or from any Promotion.

    2.5.  Production Work.  Except as agreed to in writing by the Parties
    ----  ----------------
          pursuant to the "Production Work" section of the Legal Terms & Conditions attached hereto as Exhibit G, IL will be responsible for all production work associated with the Affiliated IL Site, including all related costs and expenses (other than AOL's internal costs).

    2.6.  Communications.  IL will be responsible for all communications costs
    ----  ---------------
          and expenses associated with the Affiliated IL Site, including, without limitation, all costs related to hosting and connectivity. In addition, IL shall provide all computer, telephone and other equipment or resources necessary for IL to access the AOL Network. IL will utilize a dedicated high speed connection to maintain quick and reliable transport of information to and from the IL data center and AOL's designated data center. IL will bear all costs and expenses associated with such communication line(s).

    2.7.  Technology.  IL shall take all reasonable steps necessary to conform
    ----  -----------
          its promotion and sale of Products through the Affiliated IL Site to the then-existing technologies made available to IL by AOL (the "AOL Technologies"). If the Affiliated IL Site is a Customized IL Site, IL will not use or integrate any technology or software other than the AOL Technologies in such site without AOL's prior written approval. AOL shall be entitled to require reasonable changes to the Content (including, without limitation, the features or functionality) within any Affiliated IL Site to the extent such Content will, in AOL's good faith judgment, adversely affect any operational aspect of the AOL Network. AOL reserves the right to review and test the Affiliated IL Site from time to time to determine whether the site is compatible with AOL's then-available client and host software and the AOL Network.

                                                                    Confidential

    2.8.  Product Offering.  Subject to the Excluded Obligations (as set forth
    ----  -----------------
          in Section 1.4), IL will ensure that the Affiliated IL Site includes all of the Products and other Content (including, without limitation, any features, functionality or technology) that are then made available by or on behalf of IL through any Additional IL Channel; provided, however, that (a) such inclusion will not be required where it is commercially or technically impractical to either Party (i.e., inclusion would cause either Party to incur substantial incremental costs); and (b) the specific changes in scope, nature and/or offerings required by such inclusion will be subject to AOL's review and approval and the terms of this Agreement.

    2.9.  Online Auctions Terms and Conditions.  IL will ensure that (a) the
    ----  -------------------------------------
          pricing and the terms and conditions related to Online Auctions services in the Affiliated IL Site are no less favorable, taken as a whole, to the pricing and the terms and conditions for substantially similar Online Auctions services offered by or on behalf of IL or through any Additional IL Channel under IL's control and (b) the pricing and the terms and conditions related to Online Auctions services in the Affiliated IL Site will be reasonably competitive, taken as a whole, with the pricing and the terms and conditions for substantially similar Online Auctions services offered by any IL competitor through any online medium.

    2.10.  Special Offers.  Subject to the Excluded Obligations, IL will (a)
    -----  ---------------
           promote through the Affiliated IL Site any special or promotional offers made available by or on behalf of IL or through any Additional IL Channel controlled by IL and (b) promote through the Affiliated IL Site a reasonable number of special or promotional offers (with reasonable best efforts to promote twelve (12) per year) which are available exclusively to AOL Members (e.g., AOL Members-only auctions for certain Products, free gift certificates to AOL Members upon the purchase of Product(s), tie-ins to AOL's reward or frequent purchaser points program) ((a) and (b) collectively, the "Special Offers"); provided that clause (a) will not apply to the extent that IL cannot make such Special Offer available in the event such offer requires specific technology or matching offers from AOL which AOL cannot or elects not to provide to IL. IL will provide AOL with reasonable prior notice of Special Offers so that AOL can market the availability of such Special Offers in the manner AOL deems appropriate in its editorial discretion, subject to the terms and conditions hereof.

    2.11.  Operating Standards.  IL will ensure that the Affiliated IL Site
    -----  --------------------
           complies at all times with the operating standards set forth in Exhibit E. To the extent site standards are not established in Exhibit E with respect to any aspect or portion of the Affiliated IL Site (or the Products or other Content contained therein), IL will provide such aspect or portion at a level of accuracy, quality, completeness, and timeliness which, taking such aspect or portion as a whole, meets or exceeds prevailing standards in the online auctions industry.

    2.12.  Customized IL Site.  IL will comply with the "Customized IL Site
    -----  -------------------
           Requirements" set forth in Exhibit D.

    2.13.  Advertising Sales.  Both Parties will have the right to license or
    -----  ------------------
           sell promotions, advertisements, links, pointers or similar services or rights ("Advertisements") through the Affiliated IL Site subject to the Advertising Minimum (except for special promotional sales of advertising reasonably agreed upon by the parties), AOL's then-applicable advertising policies and both Parties' reasonable prior approval. The specific advertising inventory within the Affiliated IL Site will be as reasonably determined by the Parties. In connection with the sale by IL of an Advertisement, IL will, in each instance, provide AOL with a completed standard Advertising Registration Form relating to such Advertisement.

3.  PAYMENTS.
--  --------

    3.1.  Guaranteed Payments.  IL will pay AOL a guaranteed amount of Ten
    ----  --------------------
          Million Dollars (US$10,000,000) as follows: (a) One Million Two Hundred Fifty Thousand Dollars (US$1,250,000) on the Effective Date and each of the 3-month, 6-month and 9-month

                                                                    Confidential

          anniversaries of the Effective Date and (b) One Million Two Hundred Fifty Thousand Dollars (US$1,250,000) on each of the the first day of Year Two and the 3-month, 6-month and 9-month anniversaries of such date.

    3.2.  Sharing of Gross Margin.  For purposes of this Section 3.2, each of
    ----  ------------------------
          the 3-month periods associated with the payments described in Section
          3.1 is a "Quarter." If during any Quarter, the amount of Transaction Revenues and Advertising Revenues (collectively, the "Total Revenues") generated during such Quarter equals or exceeds [Confidential Information filed separately with the SEC] (the "Quarterly Revenue Hurdle"), then IL will pay AOL fifty percent (50%) of the Gross Margin generated thereafter in such Quarter. Notwithstanding the foregoing, if at any time during Year One or Year Two, cumulative Total Revenues for such year equals or exceeds [Confidential Information filed separately with the SEC], then IL will pay AOL fifty percent (50%) of the Gross Margin generated thereafter during such year; further, if AOL has provided IL with [Confidential Information filed separately with the SEC] cumulative Impressions during any year or [Confidential Information filed separately with the SEC] cumulative Impressions for the Term, then IL will pay AOL fifty percent (50%) of the Gross Margin generated thereafter during the Term. IL will pay all of the foregoing amounts on a quarterly basis within thirty (30) days of the end of the quarter in which the applicable Transaction Revenues were received. [Confidential Information filed separately with the SEC]

    3.3.  Sharing of Advertising Revenues.  IL will be entitled to all
    ----  --------------------------------
          Advertising Revenues generated during any Quarter; provided that (a) the Total Revenues generated during any Quarter exceeds the Quarterly Revenue Hurdle, the Parties will share equally in all Advertising Revenues generated thereafter in such Quarter and (b) if at any time during the Term, Total Revenues during Year One or Year Two equals or exceeds [Confidential Information filed separately with the SEC], then the Parties will share equally in all Advertising Revenues generated thereafter during such year. Each Party will pay the other Party all Advertising Revenues received and owed to such other Party as described herein on a quarterly basis within thirty (30) days of the end of the quarter in which such amounts were received by such Party.

    3.4.  Alternative Revenue Streams.  In the event IL or its Affiliates (a)
    ----  ----------------------------
          receives or desires to receive, directly or indirectly, any compensation in connection with the Affiliated IL Site other than Transaction Revenues or Advertising Revenues ("Additional Revenues") or (b) restructures or desires to restructure the nature of its transactions with AOL Users in a manner that results in Transaction Revenues (e.g., establishment of club memberships) ((a) and (b), each an "Alternative Revenue Stream"), IL will promptly inform AOL in writing, and the Parties will negotiate in good faith regarding whether IL will be allowed to establish such Alternative Revenue Stream through the Affiliated IL Site, and if so, the equitable portion of Additional Revenues (if applicable) that will be shared with AOL.

    3.5.  Wired Payments; Late Payments.  All payments required under this
    ----  ------------------------------
          Agreement will be paid in immediately available, non-refundable U.S. funds wired to the receiving Party's's account. All amounts owed hereunder not paid when due and payable will bear interest from the date such amounts are due and payable at the prime rate plus 2%

    3.6.  Reports.
    ----  --------

          3.6.1.  Sales Reports.  IL will provide AOL in an automated manner
          ------  --------------
                  with a monthly report containing the information specified on Exhibit J (and any other information

                                                                    Confidential

                  mutually agreed upon by the Parties or reasonably required for measuring revenue activity by IL through the Affiliated IL
                  Site). More generally, each payment to be made pursuant to this Section 3 shall be accompanied by a report containing information which supports the payment, including information identifying gross Transaction Revenues, all items deducted or excluded from gross Transaction Revenues to produce Transaction Revenues, including, without limitation, chargebacks and credits for returned or cancelled goods or services (and, where possible, an explanation of the type of reason therefor, e.g., bad credit card information, poor customer service, etc.) and all items deducted or excluded from Transaction Revenues to produce Gross Margin.

          3.6.2.  Fraudulent Transactions.  To the extent permitted by
          ------  ------------------------
                  applicable laws, IL will provide AOL with an prompt report of any fraudulent order, including the date, screenname and amount associated with such order, following IL obtaining knowledge that the order is, in fact, fraudulent.

    3.7.  Other Agreements.  To the extent IL enters any arrangement with AOL
    ----  -----------------
          for distribution of the Affiliated IL Site through AOL's other properties (e.g., Digital City), the revenue sharing described above will not, unless agreed upon by the parties thereto, apply to revenues generated pursuant to such arrangement (i.e., AOL will not be entitled to "double dipping").

4.  RESERVED.
--  --------

5.  TERM; RENEWAL; TERMINATION.
--  --------------------------

    5.1.  Term.  Unless earlier terminated as set forth herein, the initial term
    ----  -----
          of this Agreement will be two (2) years from the Effective Date (the "Term").

    5.2.  Renewal.  The Agreement may be renewed only by mutual agreement of the
    ----  --------
          Parties..

    5.3.  Termination at End of Year One.  Either Party may terminate the
    ----  -------------------------------
          Agreement as of the end of Year One upon written notice to the other Party given at least sixty (60) days prior to the end of Year One.

    5.4.  Termination for Breach.  Except as expressly provided elsewhere in
    ----  -----------------------
          this Agreement, either Party may terminate this Agreement at any time in the event of a material breach of the Agreement by the other Party which remains uncured after thirty (30) days written notice thereof to the other Party (or such shorter period as may be specified elsewhere in this Agreement); provided that AOL will not be required to provide notice to IL in connection with IL's failure to make any payment to AOL required hereunder (and the cure period will therefore begin upon IL's failure to make any payment when due and payable hereunder and last for thirty (30) days). Notwithstanding the foregoing, in the event of a material breach of a provision that expressly requires action to be completed within an express period shorter than 30 days (e.g., failure to provide a bug fixes within specified times pursuant to Exhibit E) (a "Short Cure Period"), either Party may terminate this Agreement if the breach remains uncured after written notice thereof to the other Party.

    5.5.  Termination for Bankruptcy/Insolvency.  Either Party may terminate
    ----  --------------------------------------
          this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course without an immediate successor, (ii) becomes or is declared bankrupt,
          (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

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                                                                    Confidential

    5.6.  Linking After Termination/Expiration.  Upon expiration or termination
    ----  ------------------------------------
          hereof, the Parties will discuss in good faith an alternative linking arrangement (e.g., whereby AOL may be entitled to continue providing links on the AOL Network so that AOL Users can access the Affiliated IL Site, and, in return, IL will continue to make the revenue-sharing payments to AOL.

6.  ARBITRATION.  The Parties will establish a "Management Committee" made up of
--  -----------
    two (2) senior executives from each of the Parties for the purpose of resolving Disputes (as defined below). If the Parties are unable to resolve any dispute, controversy or claim arising under this Agreement (excluding any disputes relating to intellectual property rights or confidentiality) (each a "Dispute"), such Dispute shall be submitted for resolution by the Management Committee. If the Management Committee is unable to resolve the Dispute within ten (10) business days after submission to them, the Dispute shall be solely and finally settled by arbitration in Washington, D.C., under the auspices of the American Arbitration Association; provided that the Federal Rules of Evidence shall apply in toto to any such Dispute and,
                                              -------
    subject to the time constraints described below, the Federal Rules of Civil Procedure shall apply with respect to discovery. The arbitrator may enter a default decision against any Party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute shall be final, unappealable and binding, and judgment on any award may be entered in any court having jurisdiction thereof. Neither Party shall be excused from performing its obligations hereunder during the pendency of such arbitration. Notwithstanding the foregoing, consistent with the Parties' desire to avoid waste of time and unnecessary expense, any Dispute arising from any provision of the Agreement which provides for the Parties to reach mutual agreement as to certain terms therein (each, a "Mutual Agreement Clause") shall not be submitted to arbitration but shall be resolved in good faith by the Management Committee; provided that prior to submission of any Dispute relating to a Mutual Agreement Clause to the Management Committee, each Party will negotiate in good faith regarding the subject matter of such clause and will not unreasonably withold or delay its acceptance of the other Party's proposed terms.

7.  STANDARD TERMS.  The Standard Online Commerce Terms & Conditions set forth
--  --------------
    on Exhibit F attached hereto and Legal Terms & Conditions set forth on Exhibit G attached hereto are each hereby made a part of this Agreement.

                                                                    Confidential

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

AMERICA ONLINE, INC.                    INTERNET LIQUIDATORS INTERNATIONAL, INC.


By: _______________________________     By: _______________________________

Print Name:  ________________________   Print Name:  ________________________

Title: ______________________________   Title: ______________________________

                                                                    Confidential

                                   EXHIBIT A

                                  Definitions
                                  -----------

The following definitions will apply to this Agreement:

Additional IL Channel.  Any third-party distribution channel (e.g., an
---------------------
Interactive Service) through which a version or portion of the Affiliated IL Site or any IL Interactive Site (or, in each case, any of the Products or other Content contained therein) is made available.

Advertising Minimum.  (i) [Confidential Information filed separately with the
-------------------
SEC] per thousand entries per month by AOL Members into the Affiliated IL Site or (ii) such different rate or rates as AOL may establish based upon market conditions and publish during the Term.

Advertising Revenues.  The combination of AOL Advertising Revenues and Internet
--------------------
Advertising Revenues:

     AOL Advertising Revenues.  Aggregate amounts collected plus the fair market
     ------------------------
     value of any other compensation received (such as barter advertising) by IL, AOL or either Party's agents, as the case may be, arising from the license or sale of Advertisements, less applicable Advertising Sales Commissions; provided that, in order to ensure that AOL receives fair value in connection with Advertisements, IL will be deemed to have received no less than the Advertising Minimum in instances when IL makes an Advertisement available to a third party at a cost below the Advertising Minimum. AOL Advertising Revenues does not include amounts arising from Advertisements on any screens or forms preceding, framing or otherwise directly associated with the Affiliated IL Site, which will be sold exclusively by AOL.

     Internet Advertising Revenues.   For each Advertisement on any IL
     -----------------------------
     Interactive Site linked to the Affiliated IL Site, the product of:
     [Confidential Information filed separately with the SEC] and such amount would be subject to the revenue sharing described in Section 3.3. IL will be responsible for calculating the Internet Advertising Quotient related to Internet Advertising Revenues. For any period during which IL fails to calculate the Internet Advertising Quotient (other than as a sole result of AOL's failure to provide necessary Impressions information), such quotient will be deemed to be one hundred percent (100%).

Advertising Sales Commission.  In the case of an Advertisement, (i) actual
----------------------------
amounts paid as commission to third party agencies in connection with sale of the Advertisement or (ii) [Confidential Information filed separately with the SEC], in the event the Party has sold the Advertisement directly and will not be deducting any third party agency commissions.

Affiliate.  (i) in the case of AOL, any agent, distributor, or franchisee of
---------
AOL, or any entity controlling, controlled by or in common control with, directly or indirectly, AOL, or in which AOL holds, directly or indirectly, at least a [Confidential Information filed separately with the SEC] equity interest and (ii) in the case of IL, any entity controlling, controlled by or in common control with, directly or indirectly, IL.

Affiliated IL Site.  The specific area to be promoted and distributed by AOL
------------------
hereunder in which IL can market and complete transactions regarding its Products. Depending on the form in which the Affiliated IL Site is made available for distribution through the AOL Network, the Affiliated IL Site is referred to herein as a Linked IL Site, a Customized IL Site or a Rainman IL Site.

AOL Look and Feel.  The elements of graphics, design, organization,
-----------------
presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with IL Sites within the AOL Service.

                                                                    Confidential

AOL Member.  Any authorized user of the AOL Service, including any sub-accounts
----------
using the AOL Service under an authorized master account.

AOL Network.  (i) The AOL Service and (ii) any other product or service owned,
-----------
operated, distributed or authorized to be distributed by or through AOL or its Affiliates worldwide through which such party elects to offer the Licensed Content (which products or services may include, without limitation, the international versions of the AOL Service, Interactive Sites promoting AOL products and services, any "offline" products or services of AOL or its Affiliates and any CD-ROM merchandising products which may be distributed by AOL or its Affiliates).

AOL Purchaser.  (i) Any person or entity who enters the Affiliated IL Site from
-------------
the AOL Service or AOL.com including, without limitation, from any third party area therein (to the extent entry from such third party area is traceable through both Parties' commercially reasonable efforts), and generates Transaction Revenues or Additional Revenues (regardless of whether such person or entity provides an e-mail address during registration which includes a domain other than an "AOL.com" domain); and (ii) any other person or entity who, when purchasing a product, good or service through a IL Interactive Site, provides an AOL.com domain name as part of such person or entity's e-mail address; provided that any person or entity who has previously satisfied the definition of AOL Purchaser will remain an AOL Purchaser, and any subsequent purchases by such person or entity will also give rise to Transaction Revenues and Additional Revenues hereunder (and will not be conditioned on the person or entity's satisfaction of clauses (i) or (ii) above).

AOL Service.  The U.S. version of the America Online brand service, specifically
-----------
excluding (a) AOL.com or any other AOL Interactive Site, (b) the international versions of the AOL Service (e.g., AOL Japan), (c) "Driveway," "NetFind," "AOL Instant Messenger" or any similar product or service offered by or through the U.S. version of the America Online brand service, (d) "Digital Cities," "WorldPlay," "Entertainment Asylum," the "Hub," or any similar "sub-service" offered by or through the U.S. version of the America Online brand service and
(e) any programming or content area offered by or through the U.S. version of the America Online brand service which is provided and operationally controlled by a third-party content provider and not by AOL (or any successor to or substitute for any of the foregoing properties in clauses (a) through (e)).

AOL User.  Any user of the AOL Service, AOL.com or the AOL Network.
--------

AOL.com.  AOL's primary Internet-based Interactive Site marketed under the
-------
"AOL.COM" brand, specifically excluding (a) the AOL Service, (b) the international versions of the AOL Service (e.g., AOL Japan), (c) "Driveway," "NetFind," "AOL Instant Messenger" or any similar product or service offered by or through such site or any other AOL Interactive Site, (d) "Digital Cities," "WorldPlay," "Entertainment Asylum," the "Hub," or any similar "sub-service" offered by or through such site or any other AOL Interactive Site and (e) any programming or content area offered by or through such site or any other AOL Interactive Site which is provided and operationally controlled by a third-party content provider and not by AOL (or any successor to or substitute for any of the foregoing properties in clauses (a) through (e)).

Confidential Information.  The definition of Confidential Information contained
------------------------
in Schedule A to the Prior Agreement is incorporated herein by reference.

Content.  Information, materials, features, Products, advertisements,
-------
promotions, links, pointers and software, including any modifications, upgrades, updates, enhancements and related documentation.

Customized IL Site.  Any version or portion of IL's site on the World Wide Web
------------------
(or any other IL Interactive Site, as expressly agreed in writing by the Parties) which is customized for AOL Members and/or AOL Users pursuant to the Agreement.

Dutch Auction.  An auction in which a Product is offered for sale starting a
-------------
preset price which declines incrementally over a limited, preset time period until a bidder matches the price offered, thereby completing the transaction.

                                                                    Confidential

Gross Margin.  Transaction Revenues less cost of goods sold, cost of shipping
------------
and reasonable deductions for bad debts.

Impressions.  Any access by a user to the file representing the page containing
-----------
the applicable advertisement, promotion or other similar placement required under this Agreement.

Interactive Service.  Any entity (other than AOL) that offers online or Internet
-------------------
connectivity (or any successor form of connectivity), aggregates and/or distributes third-party interactive Content, or provides interactive navigational services (including, without limitation, any online service providers, Internet service providers, WebTV, @Home or other broadband providers, search or directory providers, "push" product providers such as the Pointcast Network or providers of interactive environments such as Microsoft's "Active Desktop").

Interactive Site. Any interactive site or area (other than the Affiliated IL
----------------
Site) which is managed, maintained or owned by IL or its agents or to which IL provides and/or licenses information, content or other materials, including, by way of example and without limitation, (i) an IL site on the World Wide Web portion of the Internet or (ii) a channel or area delivered through a "push" product such as the Pointcast Network or interactive environment such as Microsoft's proposed "Active Desktop."

Licensed Content.  All Content offered through the Affiliated IL Site pursuant
----------------
to this Agreement, including any modifications, upgrades, updates, enhancements, and related documentation.

Linked IL Site.  Any version or portion of the Affiliated IL Site that consists
--------------
of IL's site on the World Wide Web (or any other IL Interactive Site, as expressly agreed in writing by the Parties).

Online Auction.  A Yankee Auction (as defined in the Prior Agreement) or a Dutch
--------------
Auction.

Product.  Any product, good or service which IL offers, sells or licenses to AOL
-------
Users through (i) the Affiliated IL Site (including through any Interactive Site linked thereto), (ii) an "offline" means (e.g., toll-free number) for receiving orders related to specific offers within the Affiliated IL Site requiring purchasers to reference a specific promotional identifier or tracking code, including, without limitation, products sold through surcharged downloads (to the extent expressly permitted hereunder) or (iii) any email solicitations sent to AOL Users.

Rainman IL Site.  Any version or portion of the Affiliated IL Site that is
---------------
created using AOL's proprietary "Rainman" technology.

Transaction Revenues.  Aggregate amounts paid by AOL Purchasers in connection
--------------------
with the sale, licensing, distribution or provision of any Products, including, in each case, handling, shipping, service charges, and excluding, in each case,
(a) amounts collected for sales or use taxes or duties, (b) credits and chargebacks for returned or cancelled goods or services and (c) credit card transaction fees.

                                                                    Confidential

                                   EXHIBIT B

                               IL Cross-Promotion
                               ------------------

Online
------

In each Interactive Site controlled by IL, IL will include:

 . A prominent promotional banner linking to AOL-designated Content on AOL.com or the AOL Service (if feasible) appearing "above the fold" on the first screen of the IL Interactive Site

 . A prominent "Try AOL" feature elsewhere in the site where users can obtain promotional information about AOL products and services and, at AOL's option, download or order AOL's then-current version of client software for the AOL Service or software for any other AOL products or services (e.g., AOL's Instant Messenger service)/1/; and

 .  To the extent IL offers or promotes any products or services similar to AOL's
   "component" products and services (e.g., Netfind or other search/directory service, NetMail or free/discount email service, Instant Messenger, yellow/white pages, "My AOL"-type personalized information, classifieds, etc.), prominent offers or promotions related to such AOL-designated products or services.

Offline
-------

In IL's television, radio and print advertisements and in any publications, programs, features or other forms of media over which IL exercises at least partial editorial control, IL will include:

 .  Specific references or mentions (verbally where feasible) of the Affiliated
   IL Site's availability through America Online(R) prior to, and at least as prominent as, any reference to any IL Interactive Site; and

 . For instance, listing of the "URL(s)" the IL Interactive Site will be accompanied by the AOL "keyword" for the Affiliated IL Site.

In addition, the Parties will discuss (a) opportunities to bundle AOL software with IL fulfillment packages and other mailings and (b) terms by which AOL will have access to IL customer lists.



---------------------
/1/ AOL will pay ILI a standard bounty for each person who registers for the AOL Network using ILI's special identifier for this promotion and subsequently pays AOL at least three monthly usage fees for the use of the AOL Network. Note that if this promotion is delivered through Microsoft's Active Desktop or any other "push" product (an "Operating System"), such feature will link users directly to AOL software within the Operating System or direct users without Internet access to an AOL application setup program within the Operating System (all subject to any standard policies of the Operating System).

                                                                    Confidential

                                   EXHIBIT C

                   Description of Products and Other Content
                   -----------------------------------------


Direct Sales Products
---------------------

1.  Computers and Computer-Related Products
    Desktop Computers
    Notebook Computers
    Monitors
    Upgrades & Accessories
2.  Printers, Scanners & Copiers
3.  Games
4.  Consumer Electronics
5.  Cameras
6.  Sporting Goods
7.  Jewelry
8.  Appliances
9.  Gifts
10. Rare Books
11. Collectibles
12. Toys
13. Memorabilia - sports, entertainment & other
14. Housewares
15. Apparel and Wearables

Auction Products
----------------

1.  Computers and Computer-Related Products
    Desktop Computers
    Notebook Computers
    Monitors
    Upgrades & Accessories
2.  Printers, Scanners & Copiers
3.  Games
4.  Consumer Electronics
5.  Cameras
6.  Sporting Goods
7.  Jewelry
8.  Travel
9.  Appliances
10. Gifts
11. Rare Books
12. Collectibles
13. Toys
14. Memorabilia - sports, entertainment & other
15. Housewares
16. Apparel and Wearables

                                                                    Confidential

                                   EXHIBIT D

                        Customized IL Site Requirements
                        -------------------------------

Competitive Content.  The Customized IL Site will not contain advertisements,
-------------------
promotions, links, sponsorships or similar content (i) on behalf of any Interactive Service or (ii) otherwise in conflict with AOL's standard advertising policies or any AOL agreements with third parties in existence as of the Effective Date.

Traffic Flow.  IL will take reasonable efforts, as agreed by the Parties, to
------------
insure that AOL traffic is either kept within the Customized IL Site or channelled back into the AOL Network (with the exception of advertising links sold and implemented pursuant to the Agreement). In no event will traffic link to an Interactive Service. The Parties will work together on mutually acceptable links (including links back to the AOL Service and AOL.com) within the Customized IL Site in order to create a robust and engaging AOL User experience.

Hosting.   IL will provide all computer servers, routers, switches and
-------
associated hardware in an amount reasonably necessary to meet anticipated traffic demands, adequate power supply (including generator back-up) and HVAC, adequate insurance, adequate service contracts and all necessary equipment racks, floor space, network cabling, and power distribution to support the Customized IL Site. In the event IL requests AOL to assume any of the foregoing responsibilities (e.g., providing floor space for a server at AOL facilities) and AOL agrees to do so, IL will pay AOL's then-standard hosting fees.

Technical Performance.  IL will perform the following technical obligations (and
---------------------
any reasonable updates thereto from time to time by AOL):

            [Confidential Information filed separately with the SEC]

                                                                    Confidential

                                   EXHIBIT E

                              Operating Standards
                              -------------------

General.  IL will take all reasonable efforts to ensure that the Affiliated IL
-------
Site (including the Products and other Content contained therein) will be in the top three (3) in the Online Auctions industry with respect to performance and to quality averages or standards, as follows. The (i) scope and selection of Products, (ii) quality of Products, (iii) customer service and fulfillment associated with the marketing and sale of Products and (iv) ease of use of the Affiliated IL Site will, with respect to each measure, be reasonably competitive in all respects taken as a whole with that which is offered by any IL competitors. In addition Parties to agree on certain additional metrics specifically related to the Affiliated IL Site.

IL Capacity.  IL will maintain sufficient servers, software and other technical
-----------
infrastructure necessary for IL to receive and support traffic from the AOL Service on a timely basis, without producing material delays. In the event IL fails to satisfy this requirement AOL will have the right (in addition to any other remedies available to AOL hereunder) to defer the promotions it provides to IL hereunder, as mutually agreed, to the extent necessary to minimize user delays until such time as IL corrects its infrastructure deficiencies. To the extent AOL fails to make necessary adjustments to the AOL technical infrastructure for capacity increases, IL will not be penalized pursuant to the foregoing.

Speed; Accessibility.  IL will ensure that the performance and availability of
--------------------
the Affiliated IL Site (a) is monitored on a continuous, 24/7 basis and (b) remains competitive in all material respects taken as a whole with the performance and availability of other similar sites based on similar form technology. If any or all portions of the Affiliated IL Site are contained within HTML-based World Wide Web forms (or any other forms created using a technology other than AOL's proprietary form technology) ("Web Forms") (i.e., if the Affiliated IL Site is a Linked IL Site or a Customized IL Site), IL will take all commercially reasonable steps to ensure that: (i) the functionality and features within the Web Forms are optimized for the AOL client software then in use by AOL Members; and (ii) the Web Forms are designed and populated in a manner that minimizes delays when AOL Members and AOL Users attempt to access such Web Forms.

User Interface.  IL will maintain a graphical user interface within the
--------------
Affiliated IL Site that is competitive in all material respects with interfaces of other similar sites based on similar form technology. AOL reserves the right to conduct focus group testing to assess IL's competitiveness in this regard. The parties also incorporate herein by reference Section 2.9 of the Prior Agreement.

Service Level Response.  The parties incorporate herein by reference Section
----------------------
2.14 of the Prior Agreement.

Improvements.  IL will perform any unfinished improvements required pursuant to
------------
Section 2.8 of the Prior Agreement.

Fraud.  IL will diligently monitor the Affiliated IL Site for fraud and abuse
-----
and will provide adequate staffing for maintenance of both "Rainman" forms and Web Forms to the extent contained in the Affiliated IL Site. In the event that fraudulent activity associated with use of the Affiliated IL Site exceeds two times AOL's average occurrence of fraud (weighted by number of transactions) for a similar time frame across its credit card transaction activities through the AOL Service (as measurable by AOL) (the "Average Fraud Level"), then the Parties will make such modifications to any and all applicable operations, systems, information flows related to fraud prevention and billing as are necessary to reduce such fraudulent activity to no greater than two times the Average Fraud Level.

Customer Support Services:
-------------------------

IL will:

                                                                    Confidential

1. Provide customer support assistance to customers of the Affiliated IL Site by electronic mail and through a dedicated 800 number during normal business hours and will provide and manage the 800 number service, including a customized script, which will be developed in conjunction with AOL prior to the commencement of customer support services being provided.
2.  Answer product related questions and provide related online direction.
3.  Manage account authorization issues
4.  Provide assistance on transaction activity
5. Pass via warm transfer to an AOL support center (to be designated by AOL) customers calls to the extent required under the circumstances (and as instructed by AOL customer care representatives) and provide the information within IL's possession related to transaction activity necessary to service such customers calls.
6.  Maintain the following service level:
     (a) Calls must be routed to a responsible support representative in as efficient a manner as possible, preferably with no more than one transfer after the call is answered.
     (b) IL Support Call personnel will conduct their services in a friendly and responsive manner, with the intention of providing a high level of member satisfaction.
     (c) IL will provide AOL the appropriate telephone number for warm transfer to the IL Support Center of customers that have inadvertently called the AOL Technical Support Call Center regarding inquiries relating to services provided by IL.
     (d) As of January 1, 1998, IL will provide reports to track usage of IL customer service, including areas of support requested by customer and service, number of email and phone queries and resolution of problems
7. IL will also work with AOL in developing policies (not otherwise addressed herein) that are designed to combat any repeated customer service complaints and to prevent deceptive selling practices.

24x7 Monitoring.  AOL Network Operations Center (NOC) will work with a IL-
---------------
designated technical contact in the event of any performance malfunction or other emergency related to the Affiliated IL Site and will either assist or work in parallel with IL's contact using IL tools and procedures, as applicable. The Parties will develop a process to monitor performance and member behavior with respect to access, capacity, security and related issues both during normal operations and during special promotions/events.

Telecommunications.   The Parties agree to explore encryption methodology to
------------------
secure data communications between the Parties' data centers. The network between the Parties will be configured such that no single component failure will significantly impact AOL Users. The network will be sized such that no single line runs at more than 70% average utilization for a five minute peak in a daily period.

Security Review. IL and AOL will work together to perform any appropriate
---------------
ongoing security reviews of, and to perform tests of, the IL system, network, and service security in order to evaluate the security risks and provide recommendations to IL. IL will use commercially reasonable best efforts to fix any security risks or breaches of security as may be identified by AOL's Operations Security to be performed on behalf of IL will be as determined by AOL in its sole discretion.

                                                                    Confidential

                                   EXHIBIT F

                  Standard Online Commerce Terms & Conditions
                  -------------------------------------------

1.  AOL Network Distribution. IL will not authorize or permit any third party to
    ------------------------
distribute or promote the Affiliated IL Site through the AOL Network absent AOL's prior written approval.

2.  Provision of Other Content. Except with respect to the Products provided in
    --------------------------
Exhibit C, IL will not include third party products, services, content or programming ("Third Party Content") or links to Third Party Content (excluding advertising links pursuant to the Agreement) in the Affiliated IL Site without AOL's prior written approval. IL will be entitled to provide additional Products or other Content in addition to the Products and other Content specifically described in Exhibit C (the "Additional Content"); provided that IL's provision of any Additional Content will be subject to AOL's prior written approval. Except as expressly agreed in writing by AOL, AOL will have no promotional obligations with respect to any Additional Content or Third Party Content.

3.  Contests.  IL will take all steps necessary to ensure that any contest,
    --------
sweepstakes or similar promotion conducted or promoted through the Affiliated IL Site (a "Contest") complies with all applicable federal, state and local laws and regulations.

4.  Navigational Icons. Subject to the prior consent of IL, which consent will
    ------------------
not be unreasonably withheld, AOL will be entitled to establish navigational icons, links and pointers connecting the Affiliated IL Site (or portions thereof) with other content areas on or outside of the AOL Network.

5.  Links to Other Sites.  Except as otherwise expressly allowed hereunder, IL
    --------------------
will not establish any links between the Affiliated IL Site and any other area on or outside of the AOL Network, including, without limitation, sites on the World Wide Web portion of the Internet or other Interactive Sites, without the prior written approval of AOL. In the event that AOL approves any such links or pointers, such approval will, in each case, be subject to IL's compliance with the then-current terms and conditions for such links or pointers, as such terms and conditions may be amended by AOL from time to time, acting reasonably.

6.  Disclaimers.   Upon AOL's request, IL agrees to include within the Rainman
    -----------
Screens a product disclaimer (the specific form and substance to be mutually agreed upon by the Parties) indicating that transactions are solely between IL and AOL Users purchasing products from IL.

7.  AOL Look and Feel.  IL acknowledges and agrees that AOL will own all right,
    -----------------
title and interest in and to the elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with online areas contained within the AOL Network ("the AOL Look and Feel"), subject to IL's ownership rights in any IL trademarks or copyrighted material within the Affiliated IL Site and the IL Look and Feel.

8.  Management of the Affiliated IL Site.  IL will manage, review, delete, edit,
    ------------------------------------
create, update and otherwise manage all Products available on or through the Affiliated IL Site, in a timely and professional manner and in accordance with the terms of this Agreement. IL will ensure that each Affiliated IL Site is current, accurate and well-organized at all times. IL warrants that the Affiliated IL Site, including all Products and Contents available therein: (i) will not infringe on or violate any copyright, trademark, U.S. patent or any other third party right; and (ii) will not contain any Product which violates any applicable law or regulation. AOL will have no obligations with respect to the Products available on or through the Affiliated IL Site, including, but not limited to, any duty to review or monitor any such Products.

9.  Removal of Content.  AOL will have the right to remove, or direct IL to
    ------------------
remove, any Content in the Affiliated IL Site which, as reasonably determined by AOL (i) violates AOL's then-standard Terms of Service (as set forth on the AOL Service) or the terms of this Agreement or (ii) is inconsistent in any material manner with the terms of the Agreement or the scope and purpose of the Affiliated IL Site as described in Exhibit C (including, without limitation, with respect to both (i) and (ii), any features, functionality or technology) or
(iii) is otherwise in conflict with AOL's programming objectives or its existing contractual commitments to third parties. In addition, in the event that AOL reasonably believes that software, technology or other technical components of the Affiliated IL Site will materially affect AOL network or other operations, IL will work in good faith with AOL to limit access to such components from the AOL Service. If the Affiliated IL Site is a Linked IL Site and such site contains any Content which AOL desires to remove or have removed pursuant to the foregoing, then IL will take all commercially reasonable steps to block access by AOL Users to such Content using IL's then-available technology. In the event that IL cannot, through such

                                                                    Confidential

efforts, block access to the Content in question, then IL will provide AOL prompt written notice of such fact no later than five (5) days after AOL notifies IL of AOL's objection to such Content. AOL may then, at its option, either (i) restrict access from the AOL Network to the Content in question using technology available to AOL or (ii) terminate all links, promotions and advertisements for the Affiliated IL Site until such time as the Content in question are no longer displayed. IL will cooperate with AOL's reasonable requests to the extent AOL elects to implement any of the foregoing access restrictions.

10.  Duty to Inform.  IL will promptly inform AOL of any information related to
     --------------
the IL Service or Affiliated IL Site which could reasonably lead to a claim, demand, or liability of or against AOL and/or its affiliates by any third party.

11.  Customer Service.  It is the sole responsibility of IL to provide customer
     ----------------
service to persons or entities purchasing Products through the AOL Network ("Customers"). IL will bear full responsibility for all customer service, including without limitation, order processing, billing, fulfillment, shipment, collection and other customer service associated with any Products offered, sold or licensed through the Affiliated IL Site, and AOL will have no obligations whatsoever with respect thereto. IL will receive all emails from Customers via a computer available to IL's customer service staff and generally respond to such emails within one business day of receipt. IL will receive all orders electronically and generally process all orders within one business day of receipt, provided Products ordered are not advance order items. IL will ensure that all orders of Products are received, processed, fulfilled and delivered on a timely and professional basis. IL will offer AOL Users who purchase Products through such Affiliated IL Site a money back satisfaction guarantee. IL will bear all responsibility for compliance with federal, state and local laws in the event that Products are out of stock or are no longer available at the time an order is received. IL will also comply with the requirements of any federal, state or local consumer protection or disclosure law. Payment for Products will be collected by IL directly from customers. IL's order fulfillment operation will be subject to AOL's reasonable review.

12.  Production/Technical Work.  In the event that IL requests AOL's production
     -------------------------
or technical assistance in connection with (i) ongoing programming and maintenance related to the Affiliated IL Site, (ii) a redesign of or addition to the Affiliated IL Site (e.g., a change to an existing screen format or construction of a new custom form), (iii) production to modify work performed by a third party provider or (iv) any other type of production work, IL will work with AOL to develop a detailed production plan for the requested production assistance (the "Production Plan"). Following receipt of the final Production Plan, AOL will notify IL of (i) AOL's availability to perform the requested production work, (ii) the proposed fee or fee structure for the requested production and maintenance work and (iii) the estimated development schedule for such work. To the extent the Parties reach agreement regarding implementation of agreed-upon Production Plan, such agreement will be reflected in a separate work order signed by the Parties. To the extent IL elects to retain a third party provider to perform any such production work, work produced by such third party provider must generally conform to AOL's production Standards & Practices (a copy of which will be supplied by AOL to IL upon request). The specific production resources which AOL allocates to any production work to be performed on behalf of IL will be as determined by AOL in its sole discretion.

13.  Overhead Accounts.  To the extent AOL has granted IL any overhead accounts
     -----------------
on the AOL Network, IL will be responsible for the actions taken under or through its overhead accounts, which actions are subject to AOL's applicable Terms of Service and for any surcharges, including, without limitation, all premium charges, transaction charges, and any applicable communication surcharges incurred by any overhead Account issued to IL, but IL will not be liable for charges incurred by any overhead account relating to AOL's standard monthly usage fees and standard hourly charges, which charges AOL will bear. Upon the termination of this Agreement, all overhead accounts, related screen names and any associated usage credits or similar rights, will automatically terminate. AOL will have no liability for loss of any data or content related to the proper termination of any overhead account.

14.  Merchant Certification Program.  IL will participate in any generally
     ------------------------------
applicable "Certified Merchant" program operated by AOL or its authorized agents or contractors. Such program may require merchant participants on an ongoing basis to meet certain reasonable standards relating to provision of electronic commerce through the AOL Service and may also require the payment of certain reasonable certification fees to the applicable entity operating the program.

                                                                    Confidential

                                   EXHIBIT G

                           Legal Terms & Conditions
                           ------------------------

1.  Promotional Materials/Press Releases.  Each Party will submit to the other
    ------------------------------------
Party, for its prior written approval, which will not be unreasonably withheld or delayed, any marketing, advertising, press releases, and all other promotional materials related to the Affiliated IL Site and/or referencing the other Party and/or its trade names, trademarks, and service marks (the "Materials"); provided, however, that either Party's use of screen shots of the Affiliated IL Site for promotional purposes will not require the approval of the other Party so long as the AOL Network is clearly identified as the source of such screen shots. Each Party will solicit and reasonably consider the views of the other Party in designing and implementing such Materials. Once approved, the Materials may be used by a Party and its affiliates for the purpose of promoting the Affiliated IL Site and the content contained therein and reused for such purpose until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, existing inventories of Materials may be depleted. Notwithstanding the foregoing, either Party may issue press releases and other disclosures as required by law or as reasonably advised by legal counsel without the consent of the other Party and in such event, prompt notice thereof will be provided to the other Party.

2.  License.
    -------

2.1. IL hereby grants AOL a non-exclusive license to market, license, distribute, reproduce, display, perform, transmit and promote the Affiliated IL Site and the Products contained therein (or any portion thereof) through such areas or features of the AOL Network as AOL deems appropriate, subject to
Section 2.2. AOL Users will have the right to access and use the Affiliated IL Site.

2.2. For any country in which AOL is not operating (i.e., AOL is not then offering IL's Online Auction service and physically shipping product to consumers in such country), IL may give AOL written notice that IL wishes to reserve such country for 3 months in order to permit IL to attempt to negotiate an exclusive license with a third party for such country to exploit the IL Online Auction technology. Upon receiving such notice AOL will have 30 business days to demonstrate to IL that AOL has expended significant effort to prepare to operate in such country and has firm, written commitments to operate in such country within the next year. Failing such demonstration, IL shall have 3 months in which to negotiate a term sheet with a third party and an additional 2 months to conclude the exclusive transaction. If IL is unable to obtain such term sheet or to conclude the exclusive transaction within applicable period, AOL shall be free to operate on a non-exclusive basis in such country.

3.  Trademark License. In designing and implementing the Materials and subject
    -----------------
to the other provisions contained herein, IL will be entitled to use the following trade names, trademarks, and service marks of AOL: the "America Online" brand service, "AOL" service/software and AOL's triangle logo; and AOL and its Affiliates will be entitled to use the trade names, trademarks, and service marks of IL (collectively, together with the AOL marks listed above, the "Marks"); provided that each Party: (i) does not create a unitary composite mark involving a Mark of the other Party without the prior written approval of such other Party; and (ii) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party's Marks in accordance with applicable trademark law and practice.

4.  Ownership of Trademarks.  Each Party acknowledges the ownership of the other
    -----------------------
Party in the Marks of the other Party and agrees that all use of the other Party's Marks will inure to the benefit, and be on behalf, of the other Party. Each Party acknowledges that its utilization of the other Party's Marks will not create in it, nor will it represent it has, any right, title, or interest in or to such Marks other than the licenses expressly granted herein. Each Party agrees not to do anything contesting or impairing the trademark rights of the other Party.

5.  Quality Standards.  Each Party agrees that the nature and quality of its
    -----------------
products and services supplied in connection with the other Party's Marks will conform to quality standards set by the other Party. Each Party agrees to supply the other Party, upon request, with a reasonable number of samples of any Materials publicly disseminated by such Party which utilize the other Party's Marks. Each Party will comply with all applicable laws, regulations, and customs and obtain any required government approvals pertaining to use of the other Party's marks.

6.  Infringement Proceedings.  Each Party agrees to promptly notify the other
    ------------------------
Party of any unauthorized use of the other Party's Marks of which it has actual knowledge. Each Party will have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party with its reasonable cooperation and assistance with respect to any such infringement proceedings.

7.  Representations and Warranties.  The representations
    ------------------------------

                                                                    Confidential

and warranties ontained in Sections 5.1(a), 5.2, 5.3, 5.4, 5.5, 5.6, 5.7 and 5.9 of the Prior Agreement are hereby incorporate by reference into this Agreement. In addition, each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

8.  Confidentiality.  Each Party acknowledges that Confidential Information may
    ---------------
be disclosed to the other Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the Term of this Agreement, and for a period of three years following expiration or termination of this Agreement, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party's obligations hereunder, who will each agree to comply with this section. Notwithstanding the foregoing, either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing Party will provide at least five (5) business days prior written notice of such proposed disclosure to the other Party. Further, in the event such disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, , rules or regulations of any other applicable governing body.

9.  Limitation of Liability; Disclaimer; Indemnification.
    ----------------------------------------------------

9.1.  Liability.   UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE
      ---------
OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM BREACH OF THE AGREEMENT, THE SALE OF PRODUCTS, THE USE OR INABILITY TO USE THE AOL NETWORK, THE AOL SERVICE, AOL.COM OR THE AFFILIATED IL SITE, OR ARISING FROM ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS ("COLLECTIVELY, "DISCLAIMED DAMAGES"); PROVIDED THAT EACH PARTY WILL REMAIN LIABLE TO THE OTHER PARTY TO THE EXTENT ANY DISCLAIMED DAMAGES ARE CLAIMED BY A THIRD PARTY AND ARE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 9.3. EXCEPT AS PROVIDED IN SECTION 9.3, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR MORE THAN $1,000,000; PROVIDED THAT EACH PARTY WILL REMAIN LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY PURSUANT TO
SECTION 4.

9.2.  No Additional Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS
      ------------------------
AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL NETWORK, THE AOL SERVICE, AOL.COM OR THE AFFILIATED IL SITE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AOL SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF THE AFFILIATED IL SITE.

9.3.  Indemnity.  Either Party will defend, indemnify, save and hold harmless
      ---------
the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), resulting from the indemnifying Party's material breach of any duty, representation, or warranty of this Agreement, except where Liabilities result from the gross negligence or knowing and willful misconduct of the other Party.

9.4.  Claims.  Each Party agrees to (i) promptly notify the other Party in
      ------
writing of any indemnifiable claim and give the other Party the opportunity to defend or negotiate a settlement of any such claim at such other Party's expense,

                                                                    Confidential

and (ii) cooperate fully with the other Party, at that other Party's expense, in defending or settling such claim. AOL reserves the right, at its own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by IL hereunder, and in such event, IL will have no further obligation to provide indemnification for such matter hereunder.

9.5.  Acknowledgment.  AOL and IL each acknowledges that the provisions of this
      --------------
Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder. The limitations and disclaimers related to warranties and liability contained in this Agreement are intended to limit the circumstances and extent of liability. The provisions of this Section 6 will be enforceable independent of and severable from any other enforceable or unenforceable provision of this Agreement.

10.  Solicitation of AOL Users.  During the Term of this Agreement, and for the
     -------------------------
two-year period following the expiration or termination of this Agreement, neither IL nor its agents will use the AOL Network to (i) solicit, or participate in the solicitation of AOL Users when that solicitation is for the benefit of any Interactive Service which could reasonably be construed to be or become in competition with AOL or (ii) promote any services which could reasonably be construed to be in competition with AOL including, but not limited to, services available through the Internet. In addition, IL may not send AOL Users e-mail communications promoting IL's Products through the AOL Network without a "Prior Business Relationship." For purposes of this Agreement, a "Prior Business Relationship" will mean that the AOL User has either (i) engaged in a transaction with IL through the AOL Network or (ii) voluntarily provided information to IL through a contest, registration, or other communication, which included notice to the AOL User that the information provided by the AOL User could result in an e-mail being sent to that AOL User by IL or its agents. A Prior Business Relationship does not exist by virtue of an AOL User's visit to an Affiliated IL Site (absent the elements above). More generally, IL will be subject to any standard policies regarding e-mail distribution through the AOL Network which AOL may implement.

11.  Collection of User Information.  IL is prohibited from collecting AOL
     ------------------------------
Member screennames and AOL User email addresses from public or private areas of the AOL Network, except as specifically provided below. IL will ensure that any survey, questionnaire or other means of collecting AOL Member screennames or AOL User email addresses, names, addresses or other identifying information ("User Information"), including, without limitation, requests directed to specific AOL Member screennames or AOL User email addresses and automated methods of collecting screennames (an "Information Request") complies with (i) all applicable laws and regulations and (ii) any privacy policies which have been issued by AOL in writing during the Term and of which IL has been given reasonable prior notice (the "AOL Privacy Policies"); provided that AOL's periodic publication and announcement of such policies generally to the AOL Member base shall qualify as reasonable for purposes of the foregoing. Each Information Request will clearly and conspicuously specify to the AOL Users at issue the purpose for which User Information collected through the Information Request will be used (the "Specified Purpose").

12.  Use of User Information. IL will restrict use of the User Information
     -----------------------
collected through an Information Request to the Specified Purpose. In no event will IL (i) provide User Information to any third party (except to the extent specifically (a) permitted under the AOL Privacy Policies or (b) authorized by the members in question), (ii) rent, sell or barter User Information, (iii) identify, promote or otherwise disclose such User Information in a manner that identifies AOL Users as end-users of the AOL Network or (iv) otherwise use any User Information in contravention of Section 10 above. Notwithstanding the foregoing, in the case of AOL Purchasers who purchase Products from IL, IL will be entitled to use User Information from such Purchasers as part of IL's aggregate list of Customers; provided that IL's use does not in any way identify, promote or otherwise disclose such User Information in a manner that identifies Purchasers as end-users of the AOL Network. In addition, IL will not use any User Information for any purpose (including any Specified Purpose) not directly related to the business purpose of the Affiliated IL Site.

13.  Excuse.  Neither Party will be liable for, or be considered in breach of or
     ------
default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

14.  Independent Contractors.  The Parties to this Agreement are independent
     -----------------------
contractors. Neither Party is an agent, representative or partner of the other Party. Neither Party will have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement will not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

15.  Notice.  Section 7.1 of the Prior Agreement is incorporated herein by
     ------
reference.

16.  No Waiver.  The failure of either Party to insist upon or enforce strict
     ---------
performance by the other Party of any

                                                                    Confidential

provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

17.  Return of Information.  Upon the expiration or termination of this
     ---------------------
Agreement, each Party will, upon the written request of the other Party, return or destroy (at the option of the Party receiving the request) all confidential information, documents, manuals and other materials specified the other Party.

18.  Survival.  Sections 3.1, 3.2, 3.4, 3.5 and 6 of the body of the Agreement
     --------
and Paragraphs 4, 6, 8, 9, 10, 11, 12, 15, 16, 17, 18, 24 and 25 of this Exhibit
F, will survive the completion, expiration, termination or cancellation of this Agreement.

19.  Entire Agreement.  This Agreement sets forth the entire agreement and
     ----------------
supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein, including, without limitation, the Prior Agreement. Neither Party will be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

20.  Amendment.  No change, amendment or modification of any provision of this
     ---------
Agreement will be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment, and in the case of AOL, by an executive of at least the same standing to the executive who signed the Agreement.

21.  Further Assurances.  Each Party will take such action (including, but not
     ------------------
limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement.

22.  Assignment. Section 7.2 of the Prior Agreement is incorporated herein by
     ----------
reference

23.  Construction; Severability.  In the event that any provision of this
     --------------------------
Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

24.  Remedies.  Except where otherwise specified, the rights and remedies
     --------
granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity; provided that, in connection with any dispute hereunder, IL will be not entitled to offset any amounts that it claims to be due and payable from AOL against amounts otherwise payable by IL to AOL.

25.  Applicable Law; Jurisdiction. This Agreement will be interpreted, construed
     ----------------------------
and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles. IL consents to the non-exclusive jurisdiction of the courts of the Commonwealth of Virginia and the federal courts situated in the Commonwealth of Virginia, and AOL consents to the non-exclusive jurisdiction of the Courts of Ontario, each in connection with any action to enforce the provisions of this Agreement, to recover damages or other relief for breach or default under this Agreement, or otherwise arising under or by reason of this Agreement.

26.  Export Controls.  Both Parties will adhere to all applicable laws,
     ---------------
regulations and rules relating to the export of technical data and will not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

27.  Headings.   The captions and headings used in this Agreement are inserted
     --------
for convenience only and will not affect the meaning or interpretation of this Agreement.
28.  Counterparts.  This Agreement may be executed in counterparts, each of
     ------------
which will be deemed an original and all of which together will constitute one and the same document.

29.  Approvals. Any provision of the Agreement which conditions certain actions
     ---------
or rights on the approval of a Party will mean that the approving Party will not unreasonably withold or delay its approval in such instance.

                                                                    Confidential

                                   EXHIBIT H

Initial Promotional Plan
------------------------

Shopping Channel Placement Impressions
--------------------------------------

1.  "Hot" Savings Anchor Tenancy  (Continuous Placement)
2.  Computer Hardware Tenant (Continuous Placement)
3.  Home Office Tenant (Continuous Placement)

Computing Channel Placement Impressions
---------------------------------------

1. Computing Superstore Button (Auctions Category button on CSS Main Screen) (Continuous Placement)
2. Sponsors Package in Chat, Message Boards, Live Events (integrated branding and promotion) (Continuous Placement)
3. Monthly Live Event Promotion (Live Auction) (Rotation) (300,000 annual Impressions)

WorkPlace Channel Sponsors Package Impressions
----------------------------------------------

1.  Main Screen Banner Sponsors Package Rotation (Continuous Placement)
2.  "Your Business" Department Main Screen Sponsors Package (Continuous
    Placement)
3. "Products & Services" Department Main Screen Sponsors Package (Continuous Placement)
4. WorkPlace Sub-Screen Banners Sponsors Package (Rotation) (4,000,000 annual Impressions)

AOL.com Targeted Promotion (91mm annual Impressions)
----------------------------------------------------

1. Shopping NetChannel Tenancy (placement on Auctions & Bargains Dept. screen) (Continuous Placement)
2. Holiday Blitz Program (rotation on aol.com site during gift giving season) (Rotation)
3. AOL Instant Messenger (advertising window on Buddy List; 60 sec. banner rotation) (Rotation)
4.  General Advertising (various AOL.com screens) (Rotation)

AOL Service Advertising Package (33.8mm annual Impressions)
-----------------------------------------------------------

1. Banner advertising in Sports, Travel, Computing and Interest Channels as well as other areas of the Service (comprehensive ad plan to be determined in conjunction with AOL Interactive Marketing) (Rotation)

2. Superbowl Event Sponsors Package (runs 1/14/98-1/27/98; 500,000 annual Impressions for Year One)

In addition, AOL will (a) provide ILI with keywords "Online Auction" [Confidential Information filed separately with the SEC] and (b) take best efforts to provide at least six (6) special promotions from time to time as mutually agreed. This may include but is not limited to promotion in AOL Live, Welcome Screen, and Run-of-Service advertising. [Confidential Information filed separately with the SEC]

                                                                    Confidential


                                   EXHIBIT J

                            Transaction Information
                            -----------------------


In its monthly reports, IL will detail the following information (items marked with asterisk to be provided as of the first calendar quarter of 1998):

 .  total items ordered (and by category)
 .  gross sales (as a whole and by category)
 .  margin percentage
 .  main page traffic levels (page views)
 .  category page traffic levels (page views)*
 .  average order size
 .  number of e-mail addresses signed up for newsletter
 . credit card usage (type of card) (e.g. 60% visa, 20% MC, 20% Amex and other) . winning bid per Product (on a best efforts basis)
 .  ranking of categories by dollar sales
 .  ranking of categories by number of bids*
 .  ranking of categories by user traffic*
 .  number of site registrations per week
 .  number of unique accounts/screennames registering per week